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Exhibit 15

To the Board of Directors and Shareholder of
Allstate Life Insurance Company:

        We have reviewed, in accordance with the standards of Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 6, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, is being incorporated by reference in this Registration Statement.

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 13, 2005

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  Exhibit 15